EXHIBIT 99.1

LUTHER BURBANK CORPORATION REPORTS
EARNINGS FOR THE QUARTER ENDED MARCH 31, 2022
AND ANNOUNCES QUARTERLY DIVIDEND

First Quarter 2022 Highlights
•Net income of $22.9 million, or $0.45 per diluted share
•Net interest margin of 2.54%
•Return on average assets and equity of 1.28% and 13.60%, respectively
•Cost of interest bearing deposits declined by 3 basis points to 0.45%
•Efficiency ratio of 34.4%
•Loan production of $568.9 million
•Nonperforming assets to total assets of 0.03%
~~•~~Tangible book value per share of $12.93
•Repurchased 425 thousand common shares at an average price per share of $13.25
•Quarterly cash dividend of $0.12 per common share declared

	As of or For the Three Months Ended (1)
(Dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Performance Ratios
Return on average assets	1.28%	1.30%	1.05%
Return on average equity	13.60%	14.08%	11.82%
Net interest margin	2.54%	2.57%	2.23%
Efficiency ratio (2)	34.40%	32.84%	39.47%
Income Statement
Net interest income	$45,034	$45,725	$38,719
Net income	$22,940	$23,383	$18,411
Pre-tax, pre-provision net earnings (2)	$29,580	$31,135	$23,624
Diluted earnings per share	$0.45	$0.45	$0.35
Balance Sheet
Total loans	$6,366,318	$6,297,420	$6,271,356
Total deposits	$5,601,247	$5,538,243	$5,391,908
Net charge-off (recovery) ratio	—%	—%	(0.00%)
Nonperforming assets to total assets	0.03%	0.03%	0.09%
Capital
Tier 1 leverage ratio	10.27%	10.12%	9.71%
Tangible book value per share (2)	$12.93	$12.88	$11.88
Growth in tangible book value per share	0.37%	2.34%	1.66%
Dividend declared per share	$0.1200	$0.1200	$0.0575

(1) Unaudited, with the exception of total loans and total deposits as of December 31, 2021
(2) See "Non-GAAP Reconciliation" table

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

SANTA ROSA, Calif. (April 26, 2022) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $22.9 million, or $0.45 diluted earnings per common share (“EPS”), for the quarter ended March 31, 2022.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to report our earnings for another solid quarter. Our financial results during the period benefited from our strategy of prioritizing quality earnings and a resilient balance sheet over aggressive growth. Our results were highlighted by strong organic loan originations and our deposit diversification, as well as our meticulous attention to credit quality and expense management. During the quarter, new loan volume was $569 million and consisted of a balanced mix of income property and single-family residential loans, while deposits increased modestly during the quarter with a continued trend of increasing transaction accounts. Our net interest margin was 2.54% during the current period compared to 2.57% during the linked quarter. The slight decline in margin was primarily driven by prepaid loans being replaced with new loans that were originated at lower current interest rates. Credit quality remained pristine during the quarter with our ratio of non-performing assets to total assets unchanged at 0.03%, and we continue to be one of the most efficient banks in our industry, with an efficiency ratio of 34% and a ratio of noninterest expense to total average assets of 86 basis points. In addition, as the economic impact from the pandemic further receded during the quarter, we made the decision to reverse the remaining portion of the qualitative reserves initially set aside in connection with the pandemic, resulting in the recapture of $2.5 million in loan loss provisions.”
Ms. Lagomarsino concluded, "I'm excited by the momentum generated by our start to the new year. Although the interest rate environment may present challenges, I'm confident that our team will continue to successfully execute our long-term strategic plan that is focused on purposeful and sustainable growth, and on utilizing technology to expand and deepen our customer lending and deposit relationships, with the ultimate goal of increasing our franchise value. In addition, through our current stock repurchase plan which was initiated in November 2020, we have improved our shareholders' value by acquiring 1.3 million shares at an average price per share of $11.90, or a discount to our current book value of over 8%. At March 31, 2022, there were $4.1 million of authorized funds remaining under the current $20 million repurchase program.”

Income Statement
The Company reported net income of $22.9 million, or $0.45 EPS, for the three months ended March 31, 2022 compared to net income of $23.4 million, or $0.45 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $29.6 million for the three months ended March 31, 2022 compared to $31.1 million for the linked quarter.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
Net Interest Income
Net interest income in the first quarter of 2022 was $45.0 million, a decrease of $691 thousand from the fourth quarter of last year, due to lower loan interest income, partially offset by lower interest expense on our deposit portfolio, which has benefited from the low interest rate environment. The decline in loan interest income was primarily due to the prepayment of higher yielding loans being replaced with loans at lower current interest rates, as well as a decline in prepayment penalties collected on early loan payoffs. The decline in interest expense was primarily due to the maturity of higher rate term deposits repricing into lower cost products. As compared to the linked quarter, the yield on our loan portfolio declined by 10 basis points and the cost of interest bearing deposits declined by 3 basis points.
During the three months ended March 31, 2022, the Company entered into a new two-year swap agreement with a notional amount of $100 million. The swap provides a hedge against the interest rate risk associated with hybrid adjustable loans in their fixed period. As of March 31, 2022, the Company held swaps with an aggregate notional amount of $750 million. Costs associated with our swaps are reported in interest income on loans.
Net interest margin for the first quarter of 2022 was 2.54% compared to 2.57% for the previous quarter. Our net interest margin reflects the net impact of a decrease in the yield on interest earning assets partly offset by a decrease in the cost of interest bearing liabilities. During the first quarter, the yield on our interest earning assets decreased by 7 basis points primarily due to the decline in loan yield discussed above, while the cost of our interest bearing liabilities decreased by 3 basis points primarily due to the decline in the cost of our deposits. Our net interest spread in the first quarter was 2.46%, decreasing by 4 basis points as compared to the linked quarter.

Noninterest Income
Noninterest income for the first quarter of 2022 was $58 thousand, a decrease of $578 thousand compared to the fourth quarter of last year. The decrease was primarily attributable to a $577 thousand decline during the current quarter in the fair value of community development investments that are classified as equity securities compared to a $111 thousand decline during the linked quarter, both attributed to the rise in market interest rates.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the first quarter of 2022 was $15.5 million, an increase of $286 thousand compared to the linked quarter. The increase was predominantly due to a $212 thousand increase in compensation costs, including the first calendar quarter impact of payroll taxes, partially offset by an increase in capitalized loan origination costs. Our efficiency ratio was 34.4% for the quarter ended March 31, 2022 compared to 32.8% for the previous quarter.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.

Balance Sheet
Total assets at March 31, 2022 were $7.3 billion, an increase of $80.9 million, or 1.1%, from December 31, 2021. The increase was primarily due to a $68.9 million increase in loans and a $24.1 million increase in prepaid expenses and other assets, partially offset by a $23.1 million decline in investment securities as compared to December 31, 2021. Total liabilities were $6.6 billion at quarter end, an increase of $82.0 million, or 1.3%, from December 31, 2021. The increase in total liabilities was primarily attributable to growth in our deposits of $63.0 million and an increase of $18.9 million in other liabilities and accrued expenses compared to the prior year end.
Loans
Total loans at March 31, 2022 were $6.4 billion, an increase of $68.9 million compared to December 31, 2021. Loan growth during the current quarter was driven by origination volume of $568.9 million, while still tempered by continued elevated prepayment speeds. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 69.5% and 30.1%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.4 billion at both March 31, 2022 and December 31, 2021. Our SFR loan portfolio totaled $1.9 billion as of the same dates, and consisted primarily of hybrid-adjustable rate loans representing 84.5% and 84.4% of the total, respectively. The remaining portion of our SFR loan portfolio consisted of 30-year fixed rate loans.

Selected Loan Data (1)	Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Loan Yield
IPL Portfolio	3.75%	3.83%	3.69%
SFR Loan Portfolio	2.58%	2.75%	3.04%
Loan Originations
IPL Portfolio	$311,548	$315,742	$250,604
SFR Loan Portfolio (2)	$251,964	$175,987	$138,064
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.29%	3.26%	3.37%
SFR Loan Portfolio (2)	2.93%	2.98%	3.30%
Prepayment Speeds
IPL Portfolio	21.78%	25.80%	19.25%
SFR Loan Portfolio	38.66%	36.09%	40.66%

(1) The table above excludes loan data related to construction and land loans, which are insignificant components of our loan portfolio.
(2) The Company purchased a pool of fixed rate SFR loans totaling $287.8 million, with a weighted average coupon rate of 2.31%, in February 2021, which is excluded from our first quarter 2021 loan originations and the weighted average coupon on loan originations above.

During the three months ended March 31, 2022, the Company's internal production of new loans was $568.9 million,

an increase of $70.2 million, or 14.1%, as compared to the linked quarter. During the quarter, the weighted average coupon on IPL loan originations increased by 3 basis points, while the weighted average coupon on SFR loan originations decreased by 5 basis points compared to the linked quarter. The increase in IPL origination rates was primarily attributable to an increase in the origination of nonresidential commercial real estate loans during the current quarter as compared to the linked quarter, which lifted the IPL origination rate by approximately 3 basis points. SFR origination rates declined during the quarter due to competitive pricing pressures.
During the three months ended March 31, 2022, IPL portfolio yields decreased by 8 basis points compared to the linked quarter primarily due to a $551 thousand decrease in fees collected on prepaid loans as well as the prepayment of higher yielding loans being replaced with loans at lower current interest rates. As compared to the linked quarter, IPL prepayment speeds declined to 21.78%, however, they remained elevated relative to historical levels due to customers refinancing their loans to take advantage of lower interest rates.
A 17 basis point decrease in yield on the SFR portfolio during the quarter ended March 31, 2022 compared to the linked quarter was the result of a $449 thousand increase in accelerated loan cost amortization on paid off loans as well as the prepayment of higher yielding loans being replaced with loans at lower current interest rates. Elevated SFR loan portfolio prepayment speeds were generally related to customers refinancing their hybrid-adjustable rate loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $2.3 million, or 0.03% of total assets, at both March 31, 2022 and December 31, 2021. Criticized loans, which includes loans graded Special Mention and of greater risk, were $20.7 million at March 31, 2022 compared to $16.7 million at December 31, 2021. Classified loans, which includes loans graded Substandard and of greater risk, totaled $13.8 million and $12.1 million at March 31, 2022 and December 31, 2021, respectively. The increase in criticized and classified loan balances was attributed to isolated credit related downgrades and are not thought to represent any particular declining credit trends in our loan portfolio. As of March 31, 2022 and December 31, 2021, we had no real estate owned and we have not foreclosed on any collateral since 2015.
During the three months ended March 31, 2022 and December 31, 2021, the Company recorded a reversal of loan loss provisions of $2.5 million and $1.8 million, respectively. The current quarter recapture was related to the reversal of the remaining portion of qualitative reserves established early in the pandemic, while the prior quarter reversal was primarily due to a decline in criticized loans. The decision to recapture the remaining portion of our pandemic related reserve was based on the continued resilience of our loan portfolio, as well as the general strength of the economic recovery. Our allowance for loan losses to total loans was 0.52% at March 31, 2022 compared to 0.56% at December 31, 2021. The allowance for loan losses and the recapture of provisions for loan losses recognized were determined based on the incurred loss methodology. The Company expects to adopt the current expected credit loss ("CECL") allowance methodology on January 1, 2023.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $101.7 million at March 31, 2022 compared to $77.3 million at December 31, 2021, an increase of $24.3 million, or 31.5%. This increase was primarily due to the recording of right-of-use assets related to the adoption of the new lease accounting standard on January 1, 2022, as well as a $7.8 million increase in the fair value of our swaps due to rising interest rates. The right-of-use asset at quarter end totaled $14.9 million. The new lease standard requires lessees to record a right-of-use asset and lease liability for all long-term lease obligations.
Prepaid expenses and other assets primarily consist of bank-owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment, lease right-of-use assets and tax related items.
Deposits
Deposits totaled $5.6 billion at March 31, 2022, an increase of $63.0 million, or 1.1%, from December 31, 2021. Brokered and retail deposits increased $50.2 million and $12.8 million, respectively, from December 31, 2021. During the quarter, the proportion of non-maturity deposits within the portfolio increased to 60.6% compared to 57.8% at December 31, 2021, while our portfolio of time deposits decreased to 39.4% from 42.2% at December 31, 2021. The change in the composition of our deposit portfolio was attributed to a combination of consumer preferences to maintain flexibility in low interest rate environments, as well as our strategic goal of increasing transaction accounts. Our cost of interest bearing deposits was 0.45% during the quarter ended March 31, 2022 compared to 0.48% during the linked quarter. The decrease in our cost of interest bearing deposits compared to the prior quarter was predominantly due to our term deposit portfolio repricing into lower cost products.
FHLB Advances
FHLB advances totaled $751.6 million at both March 31, 2022 and December 31, 2021. At March 31, 2022, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 1.75% and 2.3 years, respectively, compared to 1.68% and 2.3 years, respectively, at December 31, 2021.
Other Liabilities
Other liabilities totaled $83.4 million at March 31, 2022 compared to $64.4 million at December 31, 2021, an increase of $19.0 million, or 29.4%. The increase primarily relates to an increase in lease liabilities of $15.3 million related to the adoption of the new lease accounting standard at the beginning of the year. See further discussion regarding the new lease standard above under Prepaid Expenses and Other Assets.
Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, lease liabilities, accrued interest payable and swap liabilities.
Capital
As of March 31, 2022, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

(unaudited)	March 31, 2022	December 31, 2021	March 31, 2021	For Well- Capitalized Institution
Luther Burbank Corporation
Tier 1 Leverage Ratio	10.27%	10.12%	9.71%	N/A
Common Equity Tier 1 Risk-Based Ratio	16.97%	17.09%	15.81%	N/A
Tier 1 Risk-Based Capital Ratio	18.52%	18.68%	17.40%	N/A
Total Risk-Based Capital Ratio	19.37%	19.61%	18.55%	N/A
Tangible Stockholders' Equity Ratio (1)	9.16%	9.28%	8.77%	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	11.35%	11.13%	10.72%	5.00%
Common Equity Tier 1 Risk-Based Ratio	20.48%	20.54%	19.21%	6.50%
Tier 1 Risk-Based Capital Ratio	20.48%	20.54%	19.21%	8.00%
Total Risk-Based Capital Ratio	21.33%	21.47%	20.36%	10.00%

(1) See "Non-GAAP Reconciliation" table
Stockholders’ equity totaled $668.0 million, a decrease of $1.1 million, or 0.2%, compared to December 31, 2021. The decrease in stockholders' equity was primarily related to a decline in the fair value of available for sale investment securities, net of tax, of $12.0 million, dividends paid of $6.2 million and stock repurchases of $5.6 million, partially offset by net income of $22.9 million during the three months ended March 31, 2022. Despite this decline, our tangible book value per share increased by $0.05 to $12.93 as a result of a reduction in our outstanding shares during the current quarter.
On April 26, 2022, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per common share. The dividend is payable on May 16, 2022 to shareholders of record as of May 6, 2022.

Earnings Call
The Company will host a conference call on Wednesday, April 27, 2022 at 8:00 AM (PT) to discuss the Company’s results for the period. Analysts, investors, and the general public may listen to a discussion of the Company’s quarterly performance and a question/answer session by calling (877) 221-8769 and using conference ID 3266238 or joining the live webcast broadcast at https://edge.media-server.com/mmc/p/nnzw9kdi. The webcast will include a downloadable slide presentation that will be available during the meeting and may be referenced throughout the call. This slide presentation will also be available through our investor relations website at https://ir.lutherburbanksavings.com/events-and-presentations/presentations and is filed as an exhibit to the Company's Current Report on Form 8-K, along with this quarterly earnings release. It is recommended that participants dial into the conference call or log into the webcast approximately ten minutes prior to the call.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.3 billion, total loans of $6.4 billion and total deposits of $5.6 billion as of March 31, 2022. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The ongoing and dynamic nature of the COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. The risks from the COVID-19 pandemic have decreased as the pandemic subsides, however, new variants may continue to impact key macro-economic indicators such as unemployment and GDP. Deterioration in general business and economic conditions resulting from the continuing pandemic, including the tight labor market, supply chain disruptions, inflationary pressures, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2022 (unaudited)	December 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$147,963	$138,413
Available for sale debt securities, at fair value	624,859	647,317
Held to maturity debt securities, at amortized cost	3,798	3,829
Equity securities, at fair value	11,116	11,693
Loans held-for-investment	6,366,318	6,297,420
Allowance for loan losses	(33,035)	(35,535)
Total loans held-for-investment, net	6,333,283	6,261,885
FHLB stock	22,563	23,411
Premises and equipment, net	15,590	16,090
Prepaid expenses and other assets	101,654	77,319
Total assets	$7,260,826	$7,179,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,601,247	$5,538,243
FHLB advances	751,647	751,647
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,693	94,662
Other liabilities	83,382	64,415
Total liabilities	6,592,826	6,510,824
Total stockholders' equity	668,000	669,133
Total liabilities and stockholders' equity	$7,260,826	$7,179,957

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended
(Dollars in thousands except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Interest and fee income:
Loans	$53,633	$55,239	$54,058
Investment securities	2,301	2,163	1,982
Cash, cash equivalents and restricted cash	66	62	51
Total interest income	56,000	57,464	56,091
Interest expense:
Deposits	6,020	6,722	11,606
FHLB advances	3,097	3,190	3,933
Junior subordinated deferrable interest debentures	275	252	258
Senior debt	1,574	1,575	1,575
Total interest expense	10,966	11,739	17,372
Net interest income before provision for loan losses	45,034	45,725	38,719
Reversal of provision for loan losses	(2,500)	(1,800)	(2,500)
Net interest income after provision for loan losses	47,534	47,525	41,219
Noninterest income	58	636	309
Noninterest expense	15,512	15,226	15,404
Income before provision for income taxes	32,080	32,935	26,124
Provision for income taxes	9,140	9,552	7,713
Net income	$22,940	$23,383	$18,411
Basic earnings per common share	$0.45	$0.46	$0.35
Diluted earnings per common share	$0.45	$0.45	$0.35

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
PERFORMANCE RATIOS
Return on average:
Assets	1.28%	1.30%	1.05%
Stockholders' equity	13.60%	14.08%	11.82%
Efficiency ratio (1)	34.40%	32.84%	39.47%
Noninterest expense to average assets	0.86%	0.85%	0.88%
Loan to deposit ratio	113.66%	113.71%	116.31%
Average stockholders' equity to average assets	9.39%	9.23%	8.90%
Dividend payout ratio	27.14%	26.57%	16.34%
YIELDS/RATES
Yield on loans	3.41%	3.51%	3.50%
Yield on investments	1.42%	1.28%	1.29%
Yield on interest earning assets	3.16%	3.23%	3.23%
Cost of interest bearing deposits	0.45%	0.48%	0.89%
Cost of borrowings	2.18%	2.19%	2.34%
Cost of interest bearing liabilities	0.70%	0.73%	1.12%
Net interest spread	2.46%	2.50%	2.11%
Net interest margin	2.54%	2.57%	2.23%
CAPITAL
Total equity to total assets	9.20%	9.32%	8.81%
Tangible stockholders' equity to tangible assets (1)	9.16%	9.28%	8.77%
Book value per share	$13.00	$12.95	$11.95
Tangible book value per share (1)	$12.93	$12.88	$11.88
ASSET QUALITY
Net recoveries	$—	$—	$(52)
Net recovery ratio	—%	—%	(0.00)%
Nonperforming loans to total loans	0.04%	0.04%	0.11%
Nonperforming assets to total assets	0.03%	0.03%	0.09%
Allowance for loan losses to loans held-for-investment	0.52%	0.56%	0.70%
Allowance for loan losses to nonperforming loans	1,450.81%	1,549.72%	650.99%
Criticized loans	$20,678	$16,694	$34,128
Classified loans	$13,774	$12,108	$21,417
LOAN COMPOSITION
Multifamily residential	$4,232,227	$4,210,735	$4,109,991
Single family residential	$1,916,220	$1,881,676	$1,939,411
Commercial real estate	$194,354	$187,097	$199,497
Construction and land	$23,517	$17,912	$22,457
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$163,907	$152,284	$98,135
Interest bearing transaction accounts	$172,242	$176,126	$157,620
Money market deposit accounts	$3,055,723	$2,874,692	$2,113,867
Time deposits	$2,209,375	$2,335,141	$3,022,286

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$32,080	$32,935	$26,124
Plus: Reversal of provision for loan losses	(2,500)	(1,800)	(2,500)
Pre-tax, pre-provision net earnings	$29,580	$31,135	$23,624
Efficiency Ratio
Noninterest expense (numerator)	$15,512	$15,226	$15,404
Net interest income	45,034	45,725	38,719
Noninterest income	58	636	309
Operating revenue (denominator)	$45,092	$46,361	$39,028
Efficiency ratio	34.40%	32.84%	39.47%
Tangible Book Value Per Share
Total assets	$7,260,826	$7,179,957	$7,078,974
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,257,529	7,176,660	7,075,677
Less: Total liabilities	(6,592,826)	(6,510,824)	(6,455,005)
Tangible stockholders' equity (numerator)	$664,703	$665,836	$620,672
Period end shares outstanding (denominator)	51,403,914	51,682,398	52,231,912
Tangible book value per share	$12.93	$12.88	$11.88
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$664,703	$665,836	$620,672
Tangible assets (denominator)	$7,257,529	$7,176,660	$7,075,677
Tangible stockholders' equity to tangible assets	9.16%	9.28%	8.77%